EX-16

                   LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

                                  Smith & Company
                            10 West 100 South, Suite 700
                           Salt Lake City, Utah 84101-1544
                                    (801) 575-8297


October 30, 2002


U.S. Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Syconet.com, Inc.
     SEC File No. 0-29113

Ladies and Gentlemen:

We were previously principal accountants for Syconet.com, Inc., and on April 30, 2002, we reported on the financial statements of Syconet.com, Inc. as of December 31, 2001, and for the year then ended. On August 19, 2002, we were dismissed as principal accountants. We have read Item 4 of the 8-K/A dated October 30, 2002 for Syconet.com, Inc. and agree with the statements contained therein regarding Smith & Company.

Very truly yours,

Smith & Company


By: Roger B. Kennard
Roger B. Kennard